UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: June 3, 2013

(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund II

(Exact name of registrant as specified in its charter)

Michigan	0-15940	38-2702802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Daines Street, Suite 300, Birmingham, MI 48009

(Address of principal executive offices) (Zip Code)

248-645-9220

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The Partnership’s seven properties are currently encumbered by mortgage loans with Stancorp Mortgage Investors, LLC (the “Lender”). The seven loans originated on August 29, 2008, with a fixed interest rate of 6.625%, are set to expire on August 31, 2013. Under the terms of the existing loans, the Partnership may now elect to re-set the interest rate with the Lender at 5% effective September 1, 2013 or refinance the seven properties with the Lender or another lender.

After analyzing various scenarios, the Registrant has decided to accept the Lender’s interest rate reset option for Ardmor Village, Camelot Manor, Dutch Hills, El Adobe and Stonegate and to refinance the mortgages for Sunshine Village and West Valley with another lender. This decision by the General Partners has been approved by the Board of Directors and recommended by Manufactured Housing Services, Inc., the Consultant for the Registrant.

The General Partner has executed a Term Sheet with Cantor Commercial Real Estate (“CCRE”) to borrow $12,700,000 and $7,025,000 for West Valley and Sunshine Village, respectively. The final loan amounts and closing are subject to final underwriting and approval by CCRE. The loan to value will not exceed 60% and the other terms and conditions are consistent with the market for conduit loans. A closing is expected prior to September 1, 2013 as required under the existing loan documents for West Valley and Sunshine Village.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND II
(Registrant)

Dated:	June 3, 2013

By:	Genesis Associates Limited Partnership,
General Partner

By:	Uniprop Inc.,
its Managing General Partner

By:	/s/ Roger Zlotoff

Roger Zlotoff, Principal Executive Officer
President & Chief Executive Officer of Uniprop Inc.